RF INDUSTRIES, LTD.                                       For Immediate Release

RF Connectors/Aviel/Neulink/Bioconnect

Investor Contact:                                       Company Contact:
 Neil Berkman Associates                                 Howard Hill, President
 (310) 277 - 5162                                        (858) 549-6340
 info@berkmanassociates.com                              rfi@rfindustries.com

                 RF Industries' First Quarter Sales Increase 17%


           SAN DIEGO, CA, March 17, 2005 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced that sales for the first quarter ended January 31, 2005 increased 17% to $2,868,000, compared to sales of $2,449,000 in the same quarter last year. Net income was $206,000, or $0.05 per diluted share, compared to net income of $234,000, or $0.07 per diluted share in the first quarter last year. For the first quarter of fiscal 2005, there were 3,823,195 diluted weighted average common shares outstanding, compared to 3,520,397 diluted weighted average common shares outstanding in the same period last year.
           "Sales of RF Coaxial and cable products increased 13% to $2,434,000, a very good performance for our seasonally weakest quarter. Despite seasonal weakness at Neulink, Bioconnect and Aviel, gross profits increased 18%, a faster rate of increase than the overall 17% gain in sales," said Howard Hill, RFI's president.
           "Net income for the quarter was affected by approximately $80,000 of additional expenses for compliance with the Sarbanes-Oxley Act. These compliance costs, which will peak in the current quarter ending April 30, 2005, are anticipated to reach approximately $300,000 in fiscal 2005 and then decline somewhat in future years. We also incurred approximately $40,000 in design and engineering expenses for the redesign of Neulink's NL6000 wireless modem to reduce manufacturing costs and improve component availability," said Hill.
           At January 31, 2005, RFI reported cash and cash equivalents of $4,371,000, working capital of $10,056,000, a 15 to 1 current ratio, no long-term debt and stockholders' equity of $10,785,000, or $3.55 per share.
           RFI's RF Connectors division designs and distributes radio frequency
      (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

      The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


                                    * * * * *
                                                                           #3826

   7610 Miramar Road, San Diego, CA 92126-4202   (858) 549-6340   (800) 233-1728
                               FAX (858) 549-6345
          E-mail: rfi@rfindustries.com   Internet: www.rfindustries.com

                                                       RF INDUSTRIES, LTD.
                                                   SUMMARY STATEMENTS OF INCOME
                                                          (unaudited)

                                                        Three Months Ended
                                                           January 31,
                                                    --------------------------
                                                         2005          2004
                                                    ------------  ------------
Net Sales .........................................   $2,868,102    $2,449,359
Cost of Sales .....................................    1,401,590     1,204,475
                                                      ----------    ----------
     Gross Profit .................................    1,466,512     1,244,884

Operating Expenses:
  Engineering .....................................      153,823       115,382
  Selling, General & Administrative ...............      991,072       759,365
                                                      ----------    ----------
     Total Operating Expenses .....................    1,144,895       874,747
                                                      ----------    ----------
Operating Income ..................................      321,617       370,137
Interest income ...................................       16,468         5,733
                                                      ----------    ----------
Income Before Provision for Income Taxes ..........      338,085       375,870
Provision for Income Taxes ........................      131,600       142,000
                                                      ----------    ----------
Net Income ........................................   $  206,485    $  233,870
                                                      ==========    ==========
Basic Earnings per Share ..........................   $     0.07    $     0.08
                                                      ==========    ==========

Diluted Earnings per Share ........................   $     0.05    $     0.07
                                                      ==========    ==========
Basic Weighted Average Shares Outstanding .........    3,008,765     2,757,542
Diluted Weighted Average Shares Outstanding .......    3,823,195     3,520,397
..

                                                       Summary Balance Sheet

                                                     January 31,    October 31,
                                                        2005           2004
                                                    ------------    -----------
                                                    (Unaudited)

Cash and Cash Equivalents ........................   $ 4,370,511   $ 4,497,322
Trade Accounts Receivable, net ...................     1,529,136     1,516,035
Inventories, net .................................     4,278,952     3,789,958
Other Current Assets .............................       608,580       456,138
                                                     -----------   -----------
          Total Current Assets ...................    10,787,179    10,259,453

Equipment and Furnishings, net ...................       525,600       563,040
Other Assets .....................................       256,149       248,229
                                                     -----------   -----------
          Total Assets ...........................   $11,568,928   $11,070,722
                                                     ===========   ===========

Total Current Liabilities ........................   $   731,344   $   563,056
Deferred Tax Liabilities .........................        53,000        53,000
                                                     -----------   -----------
          Total Liabilities ......................       784,344       616,056

Total Stockholders' Equity .......................    10,784,584    10,454,666
                                                     -----------   -----------
          Total Liabilities & Stockholders' Equity   $11,568,928   $11,070,722
                                                     ===========   ===========